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                                                                       EXHIBIT A


                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         GOODRICH PETROLEUM CORPORATION


I. The name of the corporation is GOODRICH PETROLEUM CORPORATION (the "Corporation").

II. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

III. The purpose or purposes for which the corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

IV. The total number of shares of all classes of stock which the corporation shall have authority to issue is one hundred ten million (110,000,000), consisting of one hundred million (100,000,000) shares of Common Stock, par value $0.20 per share, and ten million (10,000,000) shares of Preferred Stock, par value $1.00 per share.

         The following is a statement fixing certain of the designations and powers, voting powers, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock of the corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the Board of Directors of the corporation to fix any such provisions not fixed by this Certificate:

         A.      Preferred Stock

         The Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The powers, voting powers, designations, preferences, and relative, participating, optional or other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights (collectively the "Series Terms"), shall be such as are stated and expressed in a resolution or resolutions providing for the creation or revision of such Series Terms (a "Preferred Stock Series Resolution") adopted by the Board of Directors or a committee of the Board of Directors to which such responsibility is specifically and lawfully delegated. The powers of the Board with respect to the Series Terms of a particular series (any of which powers, other than voting
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powers, may by resolution of the Board of Directors be specifically delegated to one or more of its committees, except as prohibited by law) shall include, but not be limited to, determination of the following:

         (1) The number of shares constituting that series and the distinctive designation of that series, or any increase or decrease (but not below the number of shares thereof then outstanding) in such number;

         (2) The dividend rate on the shares of that series, whether such dividends, if any, shall be cumulative, and, if so, the date or dates from which dividends payable on such shares shall accumulate, and the relative rights of priority, if any, of payment of dividends on shares of that series;

         (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (4) Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon occurrence of such events as the Board of Directors shall determine;

         (5) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including their relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

         (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

         (8) The conditions or restrictions upon the creation of indebtedness of the corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation;

         (9) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation; and





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         (10)    Any other designations, powers, preferences, and rights,
                 including, without limitation, any qualifications, limitations, or restrictions thereof.

         Any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside the Certificate of Incorporation and the Preferred Stock Series Resolution, provided that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in the Certificate of Incorporation or in the Preferred Stock Series Resolution.

         Subject to the provisions of this Article Fourth, shares of one or more series of Preferred Stock may be authorized or issued from time to time as shall be determined by and for such consideration as shall be fixed by the Board of Directors or a designated committee thereof, in an aggregate amount not exceeding the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Except in respect of series particulars fixed by the Board of Directors or its committee as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

         B.      Series A Convertible Preferred Stock

                 1.       Designation and Amount

                 There shall be a series of Preferred Stock designated as Series A Convertible Preferred Stock ("Series A Preferred Stock") and the number of shares constituting such series shall be 1,375,000.
         Such number of shares may be increased or decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of Series A Preferred Stock to a number less than the number of shares then outstanding or reserved for issuance in certain events. All shares of Series A Preferred Stock shall rank prior, both as to payment of dividends and as to distributions of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation to all of the Corporation's now or hereafter issued Common Stock and any other series of capital stock of the corporation that is not, by its terms, senior to or pari passu with the Series A Preferred Stock.

                 2.       Dividends

                 The holders of the then outstanding Series A Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, out of any funds legally available therefor, dividends at an annual rate of eight percent (8%) per share of Series A Preferred Stock (appropriately adjusted for stock splits and combinations), payable in preference and priority to any payment of any dividend on the Corporation's Common Stock. Dividends shall accrue without interest and be cumulative from the date of first issuance and shall be payable in cash, when, as and if declared by the Board of Directors of the Corporation, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on September 30, 1993 (except that if any such date is a Saturday,





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         Sunday or legal holiday then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday) to holders of record on such record dates as are fixed by the Board of Directors. Subject to the following paragraph, dividends in arrears for any past dividend period may be declared and paid at any time. The amount of dividends payable for any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year.

                 Dividends and distributions (other than dividends payable solely in Common Stock or other capital stock ranking junior as to dividend rights to the Series A Preferred Stock) may not be declared, paid, or set apart for payment and purchases, redemptions or other acquisitions of shares of Common Stock or other capital stock ranking junior as to dividend rights may not be made unless all accrued and unpaid dividends (including the full dividend for the then current dividend period) on the Series A Preferred Stock have been paid or declared and set apart for payment.

                 If at any time any dividend on any capital stock of the Corporation ranking senior as to dividends to the Series A Preferred Stock shall be in default, in whole or in part, then no dividend shall be paid or declared and set apart for payment on the Series A Preferred Stock unless and until all accrued and unpaid dividends with respect to the senior ranking stock shall have been paid or declared and set apart for payment. No full dividends shall be paid or declared and set apart for payment on any class or series of the Corporation's capital stock ranking, as to dividends, on a parity with the Series A Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are, paid or declared and set apart for payment on the Series A Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends shall be paid or declared and set apart for payment on the Series A Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the stock ranking on parity with the Series A Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full, all dividends paid or declared and set apart for payment upon shares of Series A Preferred Stock and the stock ranking on parity with the Series A Preferred Stock shall be paid or declared and set apart for payment pro rata so that the amount of dividends paid or declared and set aside for payment per share on the Series A Preferred Stock and the stock ranking on parity shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Preferred Stock and the stock ranking on parity bear to each other.

                 Any reference to "distribution" contained in this Section 2 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                 3.       Liquidation Rights

                 In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of Series A Preferred Stock shall be entitled to receive,





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         out of the assets of the Corporation legally available therefor, a sum equal to $10.00 per share of Series A Preferred Stock, as appropriately adjusted for stock splits or combinations, plus dividends, if any, then accrued and unpaid to the distribution date, before any payment shall be made or any assets distributed to the holders of Common Stock, or other class or series of capital stock ranking junior to the Series A Preferred Stock in liquidation rights, provided that such rights shall accrue to the holders of Series A Preferred Stock only in the event that payments with respect to the liquidation preferences of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Series A Preferred Stock are fully met. The holders of Series A Preferred
         Stock and all classes of stock hereafter issued that rank on a parity as to liquidation rights with the Series A Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon.

                 A consolidation, merger or other business combination of the Corporation with or into any other corporation or entity or a sale or transfer of all or substantially all of the assets of the Corporation for cash, securities or other property shall not be deemed to be a liquidation, dissolution or winding up for purposes of this Section 3.

                 4.       Voting Rights

                 The holders of Series A Preferred Stock shall have no voting rights except as set forth herein or as required by the Delaware General Corporation Law. In connection with any such vote, each outstanding share of Series A Preferred Stock shall be entitled to one vote, except that any such shares held by the Corporation or any entity controlled by the Corporation shall have no voting rights and shall not be counted in determining the presence of a quorum.

                 Whenever dividends on the Series A Preferred Stock or any outstanding shares of stock having parity with the Series A Preferred Stock as to dividends are in arrears in an amount equal to at least six quarterly dividends, whether or not consecutive, the number of directors of the Corporation shall be increased by two, and the holders of the Series A Preferred Stock (voting separately as a class with the holders of stock having parity with the Series A Preferred Stock as to dividends on which like voting rights have been conferred and are exercisable) shall be exclusively entitled to elect such two additional directors at any meeting of stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears. Such voting right will terminate when all such dividends accrued and in default have been declared and paid in full or set apart for payment. The term of office of all directors so elected shall terminate immediately upon such payment or setting apart for payment.

                 The foregoing right of the holders of the Series A Preferred Stock with respect to the election of two directors may be exercised at any annual meeting of stockholders or at any special meeting of stockholders held for such purpose. If the right to elect directors shall have accrued to the holders of the Series A Preferred Stock more than 90 days preceding the





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         date established for the next annual meeting of stockholders, the president of the Corporation shall, within 20 days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least ten percent (10%) of the Series A Preferred Stock then outstanding, call a special meeting of the holders of the Series A Preferred Stock to be held within 60 days after the delivery of such request for the purpose of electing such additional directors.

                 Any vacancy in the Board of Directors occurring because of the death, resignation or removal of a director elected by the holders of Series A Preferred Stock (and any class of stock having parity) voting as a separate class shall be filled by the vote of the holders of the Series A Preferred Stock (and any class of stock having parity) or, in the absence of action by such holders, by action of the remaining director elected by the holders of such stock.

                 So long as any Series A Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66 2/3 percent of all outstanding shares of Series A Preferred Stock, voting separately as a class, whether or not a vote of the stockholders would otherwise be required by law, (i) amend, alter or repeal (by merger or otherwise) any provision of the Certificate of Incorporation or the Bylaws of the Corporation so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock of the Corporation, or any security convertible into stock of such class or series, having rights senior to the Series A Preferred Stock as to dividends or liquidation, or (iii) effect any reclassification of the Series A Preferred Stock.

                 So long as any Series A Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 50 percent of all outstanding shares of Series A Preferred Stock, voting separately as a class, whether or not a vote of the stockholders would otherwise be required by law, (i) authorize or issue, or increase the authorized amount of, any additional class or series of stock of the Corporation, or any security convertible into stock of such class or series, having rights pari passu with the Series A Preferred Stock as to dividends or liquidation and any right to vote, whether as a separate class or otherwise, on any matter (other than a matter that can have no effect on the rights of the Series A Preferred Stock) as to which the Series A Preferred Stock is not entitled to vote, or (ii) incur indebtedness for money borrowed or authorize or issue, or increase the authorized amount of, any additional class or series of stock of the Corporation, or any security convertible into stock of such class or series, having rights pari passu with the Series A Preferred Stock as to dividends or liquidation if, immediately following such event, Adjusted Stockholders' Equity, as defined below, shall be less than the aggregate liquidation preferences of the Series A Preferred Stock and all classes and series of stock of the Corporation ranking senior to or pari passu with the Series A Preferred Stock as to liquidation preference. For the purpose of the foregoing sentence, Adjusted Stockholders' Equity shall mean the Stockholders' Equity of the Corporation, as shown on its most recent balance sheet filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, (the "Exchange Act") increased by (A) any amount of





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         any liability or other reduction in Stockholders' Equity attributable to the Series A Preferred Stock and any class or series of stock of the Corporation ranking senior to or pari passu with the Series A Preferred Stock as to liquidation preference and (B) the net proceeds of any equity financing of the Corporation since the date of such balance sheet, and reduced by the amount of any reduction in Stockholders' Equity resulting from a disposition of assets since the date of such balance sheet which disposition of assets is required to be described on Form 8-K under the Exchange Act.

                 5.       Redemption

                 The Corporation may, at its option, redeem all or part of the shares of the Series A Preferred Stock then outstanding on any date set by the Board of Directors at any time after September 14, 1994. The redemption price, to be paid in cash, for each share of Series A Preferred Stock shall be $12.00 plus any accrued and unpaid dividends, whether or not declared.

                 At least 30 but not more than 60 days prior to the date fixed for redemption of any of the Series A Preferred Stock ("Redemption Date"), written notice shall be mailed, first class postage prepaid, to each holder of record of the Series A Preferred Stock to be redeemed at the close of business on the business day next preceding the day on which notice is given (the "Redemption Record Date") at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation for the purpose of notice, notifying such holder of the redemption to be effected and specifying the Redemption Date; the redemption price; the place or places at which payment may be obtained; the method used in determining what shares are to be redeemed in the event that less than all shares are to be redeemed; that the payment will be made upon presentation and surrender of the shares to be redeemed; that on and after the Redemption Date, dividends will cease to accrue on such shares; the then effective conversion rate of the shares to be redeemed; the date on which such holder's conversion rights as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice").

                 Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                 From and after the Redemption Date, unless there shall have been a default in payment of the redemption price, all rights of the holders of the Series A Preferred Stock so





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         redeemed (except the right to receive the redemption price without interest upon surrender of their certificate or certificates) shall terminate with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. The shares of Series A Preferred Stock not redeemed, if any, shall remain outstanding and entitled to all the rights and preferences provided herein.

                 Three days prior to the Redemption Date, the Corporation shall deposit the redemption price of all Series A Preferred Stock to be redeemed with a bank or trust company in the United States of America having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the holders of the shares designated for redemption. Simultaneously, the Corporation shall deposit irrevocable instruction and authority to such bank or trust company to pay, on and after the Redemption Date, the redemption price of the Series A Preferred Stock to the holders thereof upon surrender of their certificates. Any monies deposited by the Corporation for the redemption of shares that are thereafter converted into shares of Common Stock (and Warrants prior to September 15, 1997) no later than the close of business on the day preceding the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any monies deposited by the Corporation remaining unclaimed at the expiration of one year following the Redemption Date shall thereafter be returned to the Corporation, provided that the stockholder to which such monies would be payable hereunder shall be entitled, upon proof of ownership of the Series A Preferred Stock and payment of any bond requested by the Corporation, to receive such monies but without interest from the Redemption Date.

                 If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation shall designate those shares to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine. There shall be no mandatory redemption, retirement or sinking fund obligation of the Corporation with respect to the Series A Preferred Stock. In the event that the Corporation is in arrears on the payment of accrued and unpaid dividends on the Series A Preferred Stock, it shall not redeem any of the then outstanding shares of the Series A Preferred Stock until all such accrued dividends and (except with respect to shares to be redeemed) the then current quarterly dividend have been paid in full.

                 6.       Conversion

                 (A) Automatic Conversion. If at any time, the closing price for the Series A Preferred Stock, as quoted on Nasdaq or any national securities exchange, shall exceed 150% of the then liquidation preference per share of Series A Preferred Stock for ten consecutive trading days, then, effective as of the close of trading on the tenth such trading day, all of the then outstanding shares of Series A Preferred Stock shall be automatically converted into Common Stock and a Warrant, as provided in Section 6 (C), below, at the then effective conversion rate.





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                 (B)     Optional Conversion.  Each share of Series A Preferred
         Stock shall be convertible at the option of the holder thereof at any time prior to maturity and prior to the close of business on the business day prior to the Redemption Date relating to such share, if any, into Common Stock and a Warrant, as provided in Section 6 (C), below.

                 (C) Effect of Conversion. Upon the occurrence of a conversion as provided in Sections 6 (A) or (B), above, the holder of shares of converted Series A Preferred Stock shall be entitled to receive (i) a number of shares of Common Stock determined by multiplying the number of shares of Series A Preferred Stock to be converted by the Conversion Rate (as defined below) and (ii) if such conversion occurs prior to September 15, 1997, one Warrant to purchase one share of Common Stock. The Conversion Rate shall be applied by multiplying one by a fraction, the numerator of which is the sum of the then liquidation preference of a share of Series A Preferred Stock and all fully accrued and unpaid dividends as of the end of the most recent dividend period relating to such share of Series A Preferred Stock, and the denominator of which (the "Conversion Price") is initially $3.00 and is subject to adjustment as provided in Section 6
         (E), below. From and after any conversion of Series A Preferred Stock, all rights of the holders of converted Series A Preferred Stock shall cease, except the right to receive Common Stock and Warrants as provided in this Section 6 (C). For the purpose of this Section 6, the term "Common Stock" shall initially mean the class designated as Common Stock, par value $.20 per share, of the Corporation as of September 14, 1992, subject to adjustment as hereinafter provided and the term "Warrant" shall mean the Warrants issued pursuant to the Warrant Agency Agreement as provided in Section 6 (K), below.

                 (D) Conversion Procedures. Any holder of shares of Series A Preferred Stock desiring to convert such shares shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent for the Series A Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series A Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for Common Stock and Warrants are to be issued.

                 Upon automatic conversion of Series A Preferred Stock as provided in Section 6 (A), above, certificates that, until such conversion, represented Series A Preferred Stock ("Former Series A Certificates") shall thereafter represent solely the right to receive the securities and/or other property to which the holders of such certificates became entitled upon such conversion. However, such holders shall not be entitled to certificates representing any such securities or to receive any such other property except upon surrender of such Former Series A Certificates at the office of the transfer agent for the Series A Preferred Stock or such successor transfer agent as the Corporation shall reasonably appoint for that purpose and give notice to the holders of Former Series A Certificates of such appointment.





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                 No adjustments in respect of dividends on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series A Preferred Stock.

                 The Corporation will, as soon as practicable after receipt of certificates for Series A Preferred Stock accompanied by any required written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Series A Preferred Stock were so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock and Warrants to which he shall be entitled as aforesaid together with a cash adjustment for any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock and Warrants deliverable upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock and Warrants on such date; provided, however, that the Corporation shall not be required to convert any shares of Series A Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Series A Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion rate in effect on such date.

                 (E) Adjustment of Conversion Price. The definition of the term "Common Stock" for purposes of this Section 6 and the Conversion Price shall be subject to adjustment from time to time as follows:

                          (i) In case the Corporation shall (1) pay a dividend or make a distribution on its Common Stock that is paid or made (A) in other shares of stock of the Corporation or (B) in rights to purchase stock or other securities (other than an event described in this Section 6 (E)), (2) subdivide its outstanding shares of Common Stock into a greater number of shares or (3) combine its outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price in effect immediately prior thereto shall be adjusted retroactively and the definition of "Common Stock" shall be changed so that the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation and other shares and rights to purchase stock or other securities (or, in the event of the redemption of any such shares or rights, any cash, property or securities paid in respect of such redemption) which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event. An adjustment made pursuant to this
                 Section 6 (E)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.





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                          (ii)    In case the Corporation shall issue rights or
                 warrants to all holders of its Common Stock entitling them
                 (for a period expiring within 45 days after the dated fixed for determination mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided below) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock that the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination; provided, however, that in the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the Conversion Price shall be readjusted to the Conversion Price that would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants, rather than upon the number of shares of Common
                 Stock offered for subscription or purchase. For the purposes of this subparagraph (ii), the number of shares of Common
                 Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

                          (iii) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, cash (excluding ordinary cash dividends paid out of retained earnings of the Corporation), other assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in subparagraphs (i) and (ii) above), then in each such case the Conversion Price shall be adjusted retroactively so that the same shall equal the amount determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided below) of the Common Stock on the date fixed for such determination and the denominator shall be such current market price per share of the Common Stock less the amount of cash and the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) of the portion of the assets, rights or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

                          (iv) For the purpose of any computation under subparagraphs (ii) and (iii), the current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 20 consecutive trading days commencing with the 30th trading day before the day in question. The closing price for each day shall be the reported last sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading (based on the aggregate dollar value of all securities listed or admitted to trading) or, if not listed or admitted to trading on any national securities exchange, on NASDAQ or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on NASDAQ, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose, or, if such prices are not available, the fair market value set by, or in a manner established by, the Board of Directors of the Corporation in good faith. "Trading day" shall mean a day on which the national securities exchange or NASDAQ used to determine the closing price is open for the transaction of business or the reporting of trades or, if the closing price is not so determined, a day on which the New York Stock Exchange is open for the transaction of business.

                          (v) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such price; provided, however, that the Corporation may make any such adjustment at its election; and provided, further, that any adjustments which by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into
                 account in any subsequent adjustment.   All calculations under
                 this Section 6 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                          (vi) Whenever the Conversion Price is adjusted or the term "Common Stock" is redefined as provided in any provision of this Section 6:

                                  (1)      the Corporation shall compute the
                          adjusted Conversion Price in accordance with this
                          Section 6 and shall prepare a certificate signed by the principal financial officer of the Corporation setting forth the adjusted Conversion Price and the new definition of the term "Common Stock" if any, and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent for the Series A Preferred Stock; and

                                 (2)     a notice stating that the Conversion
                          Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Corporation to each holder of record of Series A Preferred Stock at such holder's address as it shall appear upon the stock transfer books of the Corporation.

                          (vii) In the event that at any time, as a result of any adjustment made pursuant to this Section 6, the holder of any shares of Series A Preferred Stock thereafter surrendered by conversion shall become entitled to receive any shares of the Corporation other than shares of Common Stock and Warrants or to receive any other securities, the number of such other shares or securities so receivable upon conversion of any share of Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section 6 with respect to the Common Stock.

                 (F) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. If more than one certificate representing shares of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the market price per share of Common Stock as determined by the Board of Directors or in any manner prescribed by the Board of Directors, which, so long as the Common Stock is listed on the New York Stock Exchange shall be the reported last sale price regular way at the close of business on the business day prior to the day of conversion.

                 (G) Reclassification, Consolidation, Merger or Sale of Assets. In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other person, any merger of another person into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange, pursuant to which share exchange the Common Stock is converted into other securities, cash or other property (any of the foregoing being herein referred to as a "Transaction"), then lawful provision shall be made as part of the terms of such Transaction whereby the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter, during the period such share shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which such share of Series A Preferred Stock might have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange. As a condition to the consummation of any Transaction, the Corporation shall require that the person formed by such consolidation or resulting from such merger or that acquires such assets or that acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent documents to establish such right. Such certificate or articles of incorporation or other constituent documents shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The above provisions shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                 (H) Reservation of Shares: Transfer Taxes: Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of its Common Stock and other securities free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock and exercise of Warrants from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock and other securities if at any time the number of shares of Common Stock and other securities not outstanding shall not be sufficient to permit the conversion of all the then outstanding shares of Series A Preferred Stock and the exercise of Warrants.

                 If any shares of Common Stock required to be reserved for purposes of conversion of the Series A Preferred Stock and exercise of Warrants hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion or exercise, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the exercise of Warrants.

                 The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series A Preferred Stock or the exercise of Warrants. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Series A Preferred Stock so converted or the Warrants so exercised were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                 The Corporation shall not take any action that would cause any equity securities issuable upon conversion of Series A Preferred Stock immediately following such action to be other than fully paid and nonassessable. In particular, but without limiting the generality of the foregoing, before taking any action that would cause an adjustment reducing the Conversion Price, such that the effective Conversion Price would be below the then par or stated value of the Common Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the Conversion Price as so adjusted.

                 (I)      Prior Notice of Certain Events. In case:

                          (i) the Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or
                 (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of ten percent (10%) of the then outstanding shares of Common Stock; or

                          (ii) the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants (other than any rights specified in paragraph (E)(i)(1)(B) of this Section 6); or

                          (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

                          (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

         then the Corporation shall cause to be filed with the transfer agent for the Series A Preferred Stock and shall cause to be mailed to each holder of record of the outstanding Series A Preferred Stock, at such holder's address as it shall appear upon the stock transfer books of the Corporation, at least 15 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but neither the failure so to mail such notice nor any defect therein or in the mailing thereof, shall affect the validity of the corporate action required to be specified in such notice).

                 (J) Other Changes in the Conversion Price. The Corporation from time to time may decrease the Conversion Price by any amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period. Whenever the Conversion Price is so decreased, the Corporation shall mail to holders of record of the Series A Preferred Stock a notice of the decrease at least 15 days before the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period it will be in effect.

                 The Corporation may make such decreases in the Conversion Price, in addition to those required or allowed by this Section 6, as shall be determined by it, as evidenced by a resolution of the Board of Directors, to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

                 (K) Warrants. Upon conversion of the Series A Preferred Stock prior to September 15, 1997, the holders will receive one warrant to purchase one share of Common Stock of the Corporation ("Warrant") for each share of Series A Preferred Stock converted. The Warrants are to be issued pursuant to a Warrant Agency Agreement between the Corporation's subsidiary Patrick Petroleum Company ("Patrick") and Harris Trust & Savings Bank as Warrant Agent or such other party as may act as Warrant Agent under the Warrant Agency Agreement which shall be in substantially the form filed as an exhibit to Patrick's Registration Statement on Form S-2 (Registration No. 33-50756) as filed with the Securities and Exchange Commission and as amended on September 3 and September 14, 1992, completed as set forth therein and with such changes as may be required by law or usage. The Warrants will allow the holders thereof to purchase one share of Common Stock of the Corporation for $5.00, subject to adjustment, for a period of five years from September 14, 1992. The Warrants cannot be called by the Patrick prior to September 14, 1994 and thereafter are subject to call on 30 days notice for $.25 per Warrant.

        7.      Special Conversion Rights Upon Corporate Change or Ownership
Change

                 (A) Corporate Change. Upon the occurrence of a Corporate Change (as defined in (E) below) with respect to the Corporation, each holder of Series A Preferred Stock shall have the right, at the holder's option, for a period of 45 days after the mailing of a notice by the Corporation that a Corporate Change has occurred, to convert all, but not less than all, of such holder's Series A Preferred Stock into Marketable Stock (as defined in (E) below) with an aggregate Market Value (as defined in (E) below) equal to the aggregate Adjusted Value (as defined in (E) below) of the Series A Preferred Stock for which conversion is elected. If a Corporate Change will result in no Marketable Stock being outstanding following its occurrence, each holder of Series A Preferred Stock shall have the special conversion right, if such holder so elects, to receive an amount of the securities, cash or other property distributed to holders of Common Stock in the Corporate Change, the value of which equals the Adjusted Value per share of Series A Preferred Stock, and in the event each share of Common Stock entitles its holder to more than one type of consideration, in the same relative proportion of each type of consideration per share of Common Stock. The Corporation or the successor corporation, as the case may be, at its option, in lieu of providing Marketable Stock or such other appropriate consideration as required above upon any such conversion, may provide the holder with cash equal to the Adjusted Value of the shares of the Series A Preferred Stock for which conversion was elected. Series A Preferred Stock that becomes convertible pursuant to the special conversion right will, unless so converted, remain convertible into the kind and amount of securities, cash or other assets that the holder of the Series A Preferred Stock would have owned immediately after the Corporate Change if the holder had converted the Series A Preferred Stock immediately before the effective date of the Corporate Change. The Corporation shall mail a notice of the holders of record of Series A Preferred Stock of any pending Corporate Change at least 30 days in advance of the effective date of such Corporate Change in order to allow such holders an opportunity to exercise their conversion rights under Section 6 hereof prior to the effective date of such Corporate Change and before the special conversion right commences.

                 (B) Ownership Change. Upon the occurrence of an Ownership Change (as defined in (E) below) with respect to the Corporation, each holder of Series A Preferred Stock shall have the right, at the holder's option, for a period of 45 days after the mailing of a notice by the Corporation that an Ownership Change has occurred, to convert all, but not less than all, of such holder's Series A Preferred Stock into Common Stock with an aggregate Market Value equal to the aggregate Adjusted Value of the Series A Preferred Stock for which conversion was elected. The Corporation may, at its option, in lieu of providing Common Stock upon any such special conversion, provide the holder with cash equal to the Adjusted Value of the shares of the Series A Preferred Stock for which conversion as elected. The special conversion right arising upon an Ownership Change shall be applicable only with respect to the first Ownership Change that occurs after the first date of issuance of any shares of Series A Preferred Stock.

                 (C) Notice. At least 30 days prior to the proposed effective date of a Corporate Change, the Corporation shall mail to each holder of record of Series A Preferred Stock, at such holder's address as it shall appear upon the stock transfer books of the Corporation, a notice setting forth the details of the proposed Corporate Change and the special conversion right. Upon the occurrence of a Corporate Change or an Ownership Change with respect to the Corporation, within 30 days after such occurrence, the Corporation shall mail to each holder of record of Series A Preferred Stock, at such holder's address as it shall appear upon the stock transfer books of the Corporation, a notice of such occurrence (the "Special Conversion Notice") setting forth the following:

                        (i) the event constituting the Corporate Change or Ownership Change;

                        (ii)    the last date upon which the special
                 conversion right may be exercised (the "Conversion Date");

                        (iii)   the Applicable Value (as defined in (E) below);

                        (iv)    the conversion price then in effect under
                 Section 6 and the continuing conversion rights, if any, under
                 Section 6;

                        (v) the name and address of the paying agent and the conversion agent;

                        (vi) that holders who want to convert shares of Series A Preferred Stock must satisfy the requirements of
                 Section 6(B) and must exercise such special conversion right within the 45-day period after the mailing of such notice by the Corporation; and

                        (vii) that the Corporation may, at its option, elect to pay cash equal to the aggregate Adjusted Value of all shares of Series A Preferred Stock for which the special conversion was elected.

                 (D) Exercise Procedures. A holder of Series A Preferred Stock must exercise the special conversion right within the 45-day period after the mailing of the Special Conversion Notice by the Corporation or such special conversion right shall expire. Such right must be exercised in accordance with Section 6(B) to the extent the procedures in Section 6(B) are consistent with the special provisions of this Section 7. Exercise of such special conversion right shall be irrevocable and dividends on Series A Preferred Stock tendered for special conversion shall cease to accrue from and after the Conversion Date. The Conversion Date with respect to the exercise of a special conversion right arising upon a Corporate Change or Ownership Change shall be the 45th day after the mailing of the Special Conversion Notice.

                 (E) Definitions. The following definitions shall apply to terms used in this Section 7:

                        (i) a "Corporate Change" with respect to the Corporation means (1) the occurrence of any transaction or event in connection with which all or substantially all of the Common Stock of the Corporation shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) or (2) the conveyance, sale, lease, assignment, transfer or other disposal of all or substantially all of the Corporation's property, business or assets;

                        (ii) an "Ownership Change" with respect to the Corporation shall be deemed to have occurred at such time as any person together with any of its Affiliates or Associates (as defined herein) becomes the beneficial owner, directly or indirectly, of more than thirty percent (30%) of the outstanding voting stock of the Corporation pursuant to a transaction that does not constitute a Corporate Change with respect to the Corporation. An "Affiliate" of a specified person is a person that directly or indirectly controls, or is controlled by, or is under common control with, the person specified. An "Associate" of a person means (1) any corporation or organization, other than the Corporation or any subsidiary of the Corporation, of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities; (2) any trust or estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of the person, or any relative of the spouse, who has the same home as the person or who is a director or officer of the person or any of its parents or subsidiaries. As used herein, a person shall be deemed to have "beneficial ownership" with respect to, and shall be deemed to "beneficially own," any securities of the Corporation in accordance with Section 13 of the Securities Exchange Act of 1934, as amended, and the rules and regulations (including Rule 13d-3, Rule 13d-5 and any successor rules) promulgated by the Securities and Exchange Commission thereunder; provided that a person shall be deemed to have beneficial ownership of all securities that any such person has a right to acquire whether such right is exercisable immediately or only after the passage of time and without regard to the 60-day limitation referred to in Rule 13d-3;

                        (iii) the "Adjusted Value" of a share of Series A Preferred Stock is an amount equal to the Stated Value; provided, however, that if the Reference Value of a share of Common Stock exceeds both the Market Value of a share of Common Stock and the Applicable Value, then the Adjusted Value shall be determined by multiplying the greater of the Market Value of a share of Common Stock and the Applicable Value by the quotient of the Stated Value of a share of Series A Preferred Stock divided by the Reference Value per share of Common Stock;

                        (iv) the "Applicable Value" shall be an amount equal to the sum of the cash, Market Value of Marketable Stock and the value of any other securities, property or other consideration distributed to holders of Common Stock for each share of Common Stock upon or in connection with a Corporate Change;

                        (v) the "Market Value" of the Common Stock, or of the common stock of the corporation that is the successor to all or substantially all of the business and assets of the Corporation as the result of a Corporate Change, shall be the average of the closing market price of such Common Stock or other common stock, as the case may be, for the five business days ending on the last business day preceding the date of the Ownership Change or Corporate Change;

                        (vi) "Marketable Stock" shall mean the Common Stock of the Corporation, or common stock of any corporation that is the successor to all or substantially all of the business and Stock exceeds the exercise price of the Warrant; and

                        (vii) "Stated Value" of a share of Series A Preferred Stock converted during the 45-day period following the occurrence of a Corporate Change or an Ownership Change shall mean the price per share the Corporation would be required to pay if it exercised its option to redeem such shares on the Conversion Date plus an amount equal to the amount by which the Market Value of the Common Stock exceeds the exercise price of the Warrant; and

                        (viii) "Reference Value" shall initially mean $1.92 per share of Common Stock; provided, however, that in the event of any adjustment to the Conversion Price, the Reference Value shall also be adjusted so that the ratio of the Reference Value to the Conversion Price, after giving effect to any such adjustment, shall always be the same as the ratio of $1.92 to the initial Conversion Price.

                 8.       Reacquired Shares

                 Any shares of Series A Preferred Stock redeemed, converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares upon their cancellation shall become authorized but unissued shares of Preferred Stock without designation as to series and may thereafter be reissued as part of a new series of Preferred Stock to be created by resolution of the Board of Directors, but not as shares of Series A Preferred Stock.

                 9.       Outstanding Shares

                 For purposes hereof, all shares of Series A Preferred Stock shall be deemed outstanding except (i) from any Redemption Date as defined in Section 5, all shares of Series A Preferred Stock that have been called for redemption on that Redemption Date; (ii) from the date of surrender of certificates representing shares of Series A Preferred Stock, all shares of Series A Preferred Stock voluntarily converted into Common Stock; (iii) from the effective date of any automatic conversion, all shares of Series A Preferred Stock; and (iv) from the date of registration of transfer, all shares of Series A Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

         C.      Common Stock

                 1. Dividends. Subject to the provisions of this Certificate of Incorporation relating to any series of Preferred Stock or any Preferred Stock Series Resolution, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock of the Corporation.





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                 No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding.

                 2. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

                 3. Voting Rights. Subject to any special voting rights of any series of Preferred Stock, the holders of the Common Stock of the corporation shall be entitled at all meetings of stockholders to one vote for each share of such stock held by them.

         D.      Prior, Parity or Junior Stock

         Whether reference is made in this Article Fourth to shares "ranking prior to" another class of stock or "on a parity with" another class of stock, such reference shall mean and include all other shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank on an equality with, as the case may be, the rights of the holders of such other class of stock. Whenever reference is made to shares "ranking junior to" another class of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of such class of stock.

         Except as otherwise provided herein or in any Preferred Stock Series Resolution, each series of Preferred Stock ranks on a parity with each other and each ranks prior to the Common Stock. Common Stock ranks junior to Preferred Stock.

V. The names and mailing addresses of the current directors of the Corporation are:

                    Name                                       Address

                 U.E. Patrick                           301 West Michigan Avenue
                                                        Jackson, MI  49201

                 Walter G. Goodrich                     333 Texas Street
                                                        Suite 1350





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
                                                            Shreveport, LA 71101

         The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the bylaws. Election of directors need not be by written ballot.

VI. In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

VII. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, or the Corporation, as the case may be, and also on the Corporation.

VIII. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

IX. All actions which are required to be or may be taken by the stockholders of the Corporation shall be taken at a meeting of the stockholders, duly held and upon proper notice, may not be taken by written consent without a meeting, and the power of stockholders to consent in writing to the taking of any action is specifically denied.

X. The Corporation shall have the right, subject to any express provisions or restrictions contained in the certificate of incorporation or bylaws of the Corporation, from time to time, to amend the certificate of inCorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the certificate of incorporation or any amendment thereof are subject to such right of the corporation.





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